Exhibit 4.1
EXECUTION VERSION

FIRST AMENDMENT TO RIGHTS AGREEMENT
This First Amendment to Rights Agreement, dated as of April 22, 2015 (this “Amendment”), is entered into by and between CNO Financial Group, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”). This Amendment is an amendment to the Second Amended and Restated Section 382 Rights Agreement, dated as of November 13, 2014 (the “Rights Agreement”) by and between the Company and the Rights Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.
RECITALS
WHEREAS, pursuant to Section 27 of the Rights Agreement, except as otherwise provided therein, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights.
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an appropriate officer of the Company which states that the proposed amendment of the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement.
WHEREAS, the Company desires to amend the Rights Agreement, as set forth herein.
NOW THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the premises and mutual agreements set forth herein, the Company and the Rights Agent, intending to be legally bound, agree as follows:

Amendment to Section 1(m). The definition of “Final Expiration Date” in Section 1(m) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
“(m) “Final Expiration Date” shall mean the earliest to occur of (i) the Close of Business on November 13, 2017, (ii) the Close of Business on November 13, 2015 if stockholder approval of this Rights Agreement has not been received by or on such date, (iii) the adjournment of the first annual meeting of the stockholders of the Company following the date hereof if stockholder approval of this Rights Agreement has not been received prior to such time, (iv) the repeal of Section 382 or any successor statute if the Board of Directors determines that this Rights Agreement is no longer necessary for the preservation of Tax Benefits or (v) the beginning of a taxable year of the Company to which the Board of Directors determines that no Tax Benefits may be carried forward.”
Amendment to Summary of Rights. Exhibit C (“Summary of Rights to Purchase Shares of Preferred Stock of CNO Financial Group, Inc.”) of the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

Miscellaneous

Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Entire Agreement. This Amendment and the Rights Agreement, and all of the provisions hereof and thereof, shall be binding upon and inure to the benefit of the Company and the Rights Agent and their respective successors and permitted assigns and executors, administrators and heirs. This Amendment, together with the Rights Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and thereof and merges with and supersedes all prior discussions and understandings of any and every nature among them.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ATTEST:		CNO FINANCIAL GROUP, INC.

By:	/s/ Karl W. Kindig	By:	/s/ Erik M. Helding
Name:	Karl W. Kindig	Name:	Erik M. Helding
Title:	Senior Vice President and Secretary	Title:	Senior Vice President, Treasury and Investor Relations

[Signature Page to First Amendment to Rights Agreement]

ATTEST:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Felix Orihuela	By:	/s/ Michael A. Nespoli
Name:	Felix Orihuela	Name:	Michael A. Nespoli
Title:	SVP	Title:	Executive Director

[Signature Page to First Amendment to Rights Agreement]